CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	29,081,987	$31.0975(3)	$904,377,090.74	$123,357.04(4)

(1)	This prospectus supplement relates to the resale or other distribution by the selling stockholders named herein of up to 29,081,987 shares of our common stock, par value $0.01 per share (the “Common Stock”).

(2)	This prospectus supplement also relates to such additional shares of Common Stock as may be issued in connection with a stock split, stock dividend or similar transaction, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Estimated solely for the purposes of computing the registration fee with respect to 29,081,987 shares of Common Stock pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 6, 2013.

(4)	Calculated in accordance with Rule 457(r) under the Securities Act with respect to the 29,081,987 shares of Common Stock registered pursuant to this prospectus supplement. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2013 (File No. 333-187034), was deferred pursuant to Rule 456(b) and 457(r) of the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-187034

Prospectus Supplement to Prospectus dated March 4, 2013

29,081,987 Shares

MRC Global Inc.

Common Stock

The selling stockholders identified under “Selling Stockholders” in this prospectus supplement may offer and sell shares of our common stock, par value $0.01 per share, from time to time.

The common stock may be offered or sold by any selling stockholder at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus supplement (or in the accompanying prospectus) under “Plan of Distribution” or in other prospectus supplements in connection with a particular offering of common stock. We cannot predict whether, when or in what amounts any of the selling stockholders may sell any of the shares offered by this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “MRC.” As of May 10, 2013, the closing price of our common stock was $31.29.

This prospectus supplement describes the general manner in which common stock may be offered and sold by any selling stockholder. To the extent required by law, we will provide supplements to this prospectus supplement describing the specific manner in which any selling stockholder may offer and sell the common stock. We urge you to read carefully this prospectus supplement, the accompanying prospectus and any documents we incorporate by reference into this prospectus supplement and the accompanying prospectus before you make your investment decision.

Any selling stockholder may sell common stock to or through underwriters, dealers or agents in one or more transactions. The names of any underwriters, dealers or agents involved in the sale of any common stock and the specific manner in which it may be offered will be set forth in a prospectus supplement covering that sale to the extent required by law. Selling stockholders may also use this prospectus supplement (and the accompanying prospectus) to distribute shares of common stock to their shareholders, members or partners pursuant to an in-kind distribution.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus supplement (including the accompanying prospectus), including the risk factors set forth under “Risk Factors ” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 22, 2013 (which document is incorporated by reference herein), as well as the risk factors and other information in any other documents we incorporate by reference into this prospectus supplement (and the accompanying prospectus), before deciding to invest in our common stock. See “Incorporation By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement (including the accompanying prospectus). Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 13, 2013.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstanecs and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

In this prospectus supplement, “the Company,” “MRC,” “we,” “us” and “our” refer to MRC Global Inc. and its consolidated subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. You should also read and consider the additional information under the captions “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any related free writing prospectus filed by us with the Securities & Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Our common stock may be offered and sold only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

MRC GLOBAL INC.

We are the largest global industrial distributor of pipe, valves and fittings (“PVF”) and related products and services to the energy industry based on sales and hold a leading position in our industry across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors. We offer more than 175,000 stock keeping units (“SKUs”), including an extensive array of PVF, oilfield supply, automation, instrumentation and other general and specialty industry supply products from our over 18,000 suppliers. We operate in three segments consisting of our U.S., Canadian and International operations. Through our U.S., Canadian and International segments, we serve our more than 18,000 customers through over 400 service locations throughout North America, Europe, Asia and Australasia. We are diversified by geography, the industry sectors we serve and the products we sell.

Our PVF and oilfield supplies are used in mission critical process applications that require us to provide a high degree of product knowledge, technical expertise and comprehensive value added services to our customers. We seek to provide best-in-class service and a one-stop shop for our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We provide services such as product testing, manufacturer assessments, multiple daily deliveries, volume purchasing, inventory and zone store management and warehousing, technical support, just-in-time delivery, truck stocking, order consolidation, product tagging and system interfaces customized to customer and supplier specifications for tracking and replenishing inventory, which we believe result in deeply integrated customer relationships. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our largest 25 customers.

MRC Global Inc. was incorporated in Delaware on November 20, 2006. Our principal executive office is located at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010. Our telephone number is (877) 294-7574. Our website address is http://www.mrcglobal.com. Information contained on our website is expressly not incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 22, 2013 (which document is incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any documents we incorporate by reference into this prospectus supplement, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding to invest in our common stock. See “Incorporation By Reference.”

In particular, the sale of a substantial number of shares of our common stock or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, and estimates and projections of future activity and trends in the oil and natural gas industry. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations, which involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and other factors in any documents incorporated by reference herein, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	decreases in oil and natural gas prices;

•	decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors;

•	increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels;

•	U.S. and international general economic conditions;

•	our ability to compete successfully with other companies in our industry;

•	the risk that manufacturers of the products we distribute will sell a substantial amount of goods directly to end users in the industry sectors we serve;

•	unexpected supply shortages;

•	cost increases by our suppliers;

•	our lack of long-term contracts with most of our suppliers;

•	increases in customer, manufacturer and distributor inventory levels;

•	suppliers’ price reductions of products that we sell, which could cause the value of our inventory to decline;

•	decreases in steel prices, which could significantly lower our profit;

•	increases in steel prices, which we may be unable to pass along to our customers which could significantly lower our profit;

•	our lack of long-term contracts with many of our customers and our lack of contracts with customers that require minimum purchase volumes;

•	changes in our customer and product mix;

•	risks related to our customers’ creditworthiness;

•	the potential adverse effects associated with integrating acquisitions into our business and whether these acquisitions will yield their intended benefits;

•	the success of our acquisition strategies;

•	our significant indebtedness;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	changes in our credit profile;

•	a decline in demand for certain of the products we distribute if import restrictions on these products are lifted;

•	environmental, health and safety laws and regulations and the interpretation or implementation thereof;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	product liability claims against us;

•	pending or future asbestos-related claims against us;

•	the potential loss of key personnel;

•	interruption in the proper functioning of our information systems;

•	loss of third-party transportation providers;

•	potential inability to obtain necessary capital;

•	risks related to adverse weather events or natural disasters;

•	impairment of our goodwill or other intangible assets;

•	changes in tax laws or adverse positions taken by taxing authorities in the countries in which we operate;

•	adverse changes in political or economic conditions in the countries in which we operate;

•	exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;

•	risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;

•	the impact on us of the SEC’s move towards convergence with IFRS;

•	adverse changes in political or economic conditions in the countries in which we operate; and

•	the occurrence of cybersecurity incidents.

Undue reliance should not be placed on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar words are intended to identify estimate and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any estimate or forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders identified herein. Such selling stockholders will receive all of the net proceeds from the sale of their shares of our common stock.

SELLING STOCKHOLDERS

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of our common stock held by each of the selling stockholders as of the date of this prospectus supplement. The table includes the shares of common stock received by each named selling stockholder in connection with the distribution by PVF Holdings LLC of shares of common stock, which are being registered for resale in this prospectus supplement. To the extent we are aware that any of the named selling stockholders owns other shares of common stock or options to acquire shares of common stock, we have disclosed this incremental share or option ownership in footnotes to the table. The selling stockholders may from time to time acquire additional shares of our common stock in the ordinary course of their business.

In the table below, the percentage of shares beneficially owned is based on 101,689,930 shares of our common stock outstanding as of May 10, 2013 (which excludes 231,475 non-vested restricted shares). Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table was prepared assuming that the selling stockholders sell or otherwise distribute all of the shares of common stock beneficially owned by such stockholders that are registered by us and that such stockholders do not acquire any additional shares of common stock. However, as the selling stockholders may sell all, some or none of the shares of common stock, no estimate can be made of the aggregate number of shares of common stock that will in fact be offered hereby or the aggregate number of shares of common stock that will in fact be owned by each selling stockholder upon completion of the offering to which this prospectus supplement relates.

Based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased shares of our common stock outside the ordinary course of business or, at the time of their acquisition of shares of our common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares. Unless otherwise indicated, none of the selling stockholders is a broker-dealer. As discussed below, the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own, in the aggregate, all of the common stock owned by the Goldman Sachs Funds (as defined below) because affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group Inc. Goldman, Sachs & Co. is a broker-dealer and is therefore deemed to be an underwriter within the meaning of the Securities Act as a result of such ownership and control.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering+
Name and Address	Number	Percent		Number	Percent
The Goldman Sachs Group, Inc.(1)	17,489,233	17.2%	17,489,233	—	—
200 West Street New York, New York 10282
Henry Cornell(1)	17,489,233	17.2%	17,489,233	—	—
John F. Daly(1)	17,489,233	17.2%	17,489,233	—	—
Christopher A.S. Crampton(1)	17,489,233	17.2%	17,489,233	—	—
Transmark N.V(2)	1,828,137	1.8%	1,828,137	—	—
Craig Ketchum(3)	995,924	*	995,924	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering+
Name and Address	Number	Percent		Number	Percent
H. B. Wehrle, III(4)(5)	476,364	*	476,364	—	—
Katherine Schilling Wehrle(6)	470,385	*	470,385	—	—
Michael Herscher Wehrle(6)	410,278	*	410,278	—	—
Stephen D. Wehrle(5)	391,668	*	391,668	—	—
BGJC, LLC(3)	385,890	*	385,890	—	—
KBK, LLC(3)	385,890	*	385,890	—	—
KSKN, LLC(3)	385,821	*	385,821	—	—
The Gaines Wehrle 2008 Family Trust(7)	330,468	*	330,468	—	—
Betts, LLC(3)	307,578	*	307,578	—	—
M. Chilton Wehrle Mueller(6)	274,712	*	274,712	—	—
Neil Wagstaff(8)	267,532	*	267,532	—	—
The Mueller 2006 Family Trust(9)	249,320	*	249,320	—	—
The Wehrle-Miller 2008 GRAT, dated May 6, 2008(10)	216,562	*	216,562	—	—
The Katherine Schilling Wehrle 2010 Family Trust(11)	186,443	*	186,443	—	—
Estate of Thomas N. McJunkin	142,094	*	142,094	—	—
Jerry McJunkin Huffman(12)	141,976	*	141,976	—	—
Hugh Brown(13)	133,766	*	133,766	—	—
The Huffman Family Trust dated June 21, 1995(14)	133,189	*	133,189	—	—
Dr. James Enoch McJunkin	123,553	*	123,553	—	—
Helen Lynne Wehrle—Zande(5)	123,526	*	123,526	—	—
Dan Endersby(13)	114,888	*	114,888	—	—
Rebecca Huffman Ruegger	96,179	*	96,179	—	—
Anne Brittain Taylor	96,179	*	96,179	—	—
E. Gaines Wehrle(6)(15)	79,440	*	79,440	—	—
Frank E. Briber Jr. 2012 Grantor Retained Annuity Trust(16)	76,844	*	76,844	—	—
Steven G. Park(17)	76,098	*	76,098	—	—
Mary S. Huffman	72,339	*	72,339	—	—
H. B. Wehrle, Jr.(4)	69,094	*	69,094	—	—
Brittain McJunkin GRAT No. 3 dated April 4, 2012(18)	61,269	*	61,269	—	—
Judith H. McJunkin GRAT No. 3 dated April 4, 2012(19)	61,108	*	61,108	—	—
H.P. McJunkin, Jr.	59,927	*	59,927	—	—
David Fox, III Irrevocable Trust for Children(20)	55,717	*	55,717	—	—
Michael H. Wehrle, Trustee for Philip Noyes Wehrle(6)	54,748	*	54,748	—	—
Stephen G. Fox Irrevocable Trust for Children(20)	54,427	*	54,427	—	—
Anne Schilling Briber(21)	53,830	*	53,830	—	—
Sarah Ruegger Gunther	50,947	*	50,947	—	—
Philip Brittain Ruegger	50,947	*	50,947	—	—
Michael Gibson Ruegger	50,947	*	50,947	—	—
Jerry M. Paige(13)	50,911	*	50,911	—	—
Stephen Goodman Fox(13)(22)	45,295	*	45,295	—	—
Rick Endersby(13)	44,517	*	44,517	—	—
Rory Isaac(23)	41,975	*	41,975	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering+
Name and Address	Number	Percent		Number	Percent
The Anne McJunkin Briber Family Trust(21)	41,269	*	41,269	—	—
The Huffman Irrevocable Trust dated March 12, 2008(24)	39,559	*	39,559	—	—
Helen Lynne Wehrle—Zande Grantor Retained Annuity Trust FBO Stephen A. Zande(25)	37,323	*	37,323	—	—
Helen Lynne Wehrle—Zande Grantor Retained Annuity Trust FBO Anthony Louis Zande II(25)	37,323	*	37,323	—	—
Anthony L. Zande(5)	35,402	*	35,402	—	—
Harry K. Hornish, Jr.(26)	34,323	*	34,323	—	—
Gary Ittner(27)	33,231	*	33,231	—	—
H.B. Wehrle Foundation(28)	32,682	*	32,682	—	—
Martha Gaines and Russell Wehrle Memorial Foundation(29)	32,682	*	32,682	—	—
Jim Underhill(30)	32,319	*	32,319	—	—
Randy Adams(17)	31,370	*	31,370	—	—
Greg Tamura(17)	30,321	*	30,321	—	—
David Addie(17)	29,984	*	29,984	—	—
Darcy Kirschenman(17)	28,155	*	28,155	—	—
The Lyndsay Wehrle Irrevocable Trust dated May 18, 2011(31)	26,042	*	26,042	—	—
Stephen D. Wehrle Trustee for Michael T S Wehrle(5)	26,042	*	26,042	—	—
Anne Lee Huffman	25,154	*	25,154	—	—
David Andrew Huffman(17)	25,154	*	25,154	—	—
MRM Investments LLC(32)	21,861	*	21,861	—	—
Donna Juss	21,657	*	21,657	—	—
Glen Plumer(17)	21,657	*	21,657	—	—
Donna Wylie(13)	21,657	*	21,657	—	—
Jessica Lee Taylor	20,715	*	20,715	—	—
Laura Reynolds Taylor	20,715	*	20,715	—	—
Ashley Schilling Taylor	20,715	*	20,715	—	—
Teresa Lynn Underhill	20,679	*	20,679	—	—
Jonathan L. McJunkin	20,541	*	20,541	—	—
Alison F. Tomlinson Trust(33)	19,225	*	19,225	—	—
Clyde Certain(13)	18,615	*	18,615	—	—
John J. Limer(13)	18,572	*	18,572	—	—
Scott Hutchinson(34)	17,835	*	17,835	—	—
Mark Mombourquette(17)	17,326	*	17,326	—	—
Elizabeth M. Wehrle, Trustee for Colin Andrew Miller U/A DTD 10-1-87(5)	17,302	*	17,302	—	—
Elizabeth M. Wehrle, Trustee for Elizabeth Lynne Miller U/A 9-1-89(5)	17,302	*	17,302	—	—
Philip T. Ruegger, III	16,886	*	16,886	—	—
Sandi Endersby-Beekman(13)	16,395	*	16,395	—	—
David Fox III(13)	15,913	*	15,913	—	—
Frank E. Briber, Jr. GRAT of June 18, 2009(35)	13,770	*	13,770	—	—
Bruce Mortenson(17)	13,644	*	13,644	—	—
H. R. Hill & Carolyn S. Hill	13,317	*	13,317	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering+
Name and Address	Number	Percent		Number	Percent
Katherine Han Needles McJunkin	13,317	*	13,317	—	—
Jim Hiebert(17)	13,211	*	13,211	—	—
Jodi Vanbeselaere(13)	12,994	*	12,994	—	—
Glenn Tod Moss(17)	12,847	*	12,847	—	—
Michael H. Wehrle, Custodian for Martha Melina Wehrle(6)	12,207	*	12,207	—	—
Bobbi Joe Lyren(13)	12,128	*	12,128	—	—
Ryan Philip McJunkin	11,837	*	11,837	—	—
Carter Brittain McJunkin	11,837	*	11,837	—	—
Jeff Lang(13)	11,215	*	11,215	—	—
Seren Holdings Ltd(36)	10,930	*	10,930	—	—
Stephen Goodman Fox Revocable Living Trust(22)	1,289	*	1,289	—	—
Elton Bond(37)	546	*	546	—	—
305 additional holders who collectively beneficially own less than 1% of the outstanding shares of common stock	705,060	*	705,060	—	—

*	Represents less than 1% of our outstanding shares of common stock.
+	Assumes that the applicable selling stockholder sells or otherwise distributes all of the common stock that is covered by this prospectus supplement to third parties and neither acquires nor disposes of any other shares of our common stock subsequent to the date of this prospectus supplement. We cannot predict whether, when or in what amounts any of the selling stockholders will in fact sell any of the shares registered on this prospectus supplement.
(1)	GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., and GS Capital Partners VI GmbH & Co. KG (collectively, the “Goldman Sachs Funds”) are deemed to beneficially own 17,489,233 shares of our common stock. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by the Goldman Sachs Funds because affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds.

The shares of common stock that are deemed to be beneficially owned by the Goldman Sachs Funds consist of:

•	4,922,896 shares of common stock deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C.;

•	2,542,962 shares of common stock deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C.;

•	1,688,128 shares of common stock deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GS Advisors V, L.L.C.;

•	195,175 shares of common stock deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its managing limited partner, GS Advisors V, L.L.C.;

•	3,799,711 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Fund, L.P. and its general partner, GSCP VI Advisors, L.L.C.;

•	3,160,465 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P. and its general partner, GSCP VI Offshore Advisors, L.L.C.;

•	1,044,855 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Parallel, L.P. and its general partner, GS Advisors VI, L.L.C.; and

•	135,041 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG and its managing limited partner, GS Advisors VI, L.L.C.

Mr. Cornell has been a director of the Company since November 2006, and John F. Daly and Christopher A.S. Crampton have been directors of the Company since January 2007. Messrs Cornell, Daly and Crampton are also directors of PVF Holdings LLC. Henry Cornell, John F. Daly and Christopher A.S. Crampton are managing directors of Goldman, Sachs & Co. Messrs. Cornell, Daly and Crampton, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock that the Goldman Sachs Funds directly or indirectly own, except to the extent of their pecuniary interest therein, if any. In addition, The Goldman Sachs Group, Inc. may be deemed to beneficially own, in the aggregate, 1,870 shares of restricted stock and 35,958 options, consisting of 935 shares of restricted stock granted to each of Christopher A.S. Crampton and John F. Daly and 11,986 options granted to each of Christopher A.S. Crampton, Henry Cornell and John F. Daly in their capacity as directors of the Company pursuant to the MRC Global Inc. 2011 Omnibus Incentive Plan. Messrs. Cornell, Crampton and Daly, each a managing director of Goldman Sachs, each has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such securities for the benefit of The Goldman Sachs Group, Inc. In addition, Mr. Cornell and Peter Kend are Trustees of The Katherine Schilling Wehrle 2010 Family Trust, which beneficially owns 186,443 shares of common stock. Mr. Cornell disclaims beneficial ownership of the shares of common stock held by such trust. The business address of each of The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and Messrs. Cornell, Daly and Crampton in 200 West Street, New York, NY 10282.

(2)	Transmark N.V. is controlled Gerard P. Krans, who has been a director of the Company since December 2009. Mr. Krans is also a director of PVF Holdings LLC. Mr. Krans may be deemed to beneficially own shares held by Transmark N.V. Mr. Krans also owns 935 shares of restricted stock and options to purchase 13,334 shares of common stock, which are exercisable within the next 60 days, none of which has been registered on this prospectus supplement.

(3)	Mr. Ketchum owns 31,044 shares directly and 964,880 shares indirectly through CSK, LLC, which he controls. Mr. Ketchum may be deemed to beneficially own the shares held by CSK, LLC. Craig Ketchum has been a director of the Company since October 2007 and is also the co-chairman, President and Chief Executive Officer of PVF Holdings LLC. Mr. Ketchum also owns 935 shares of restricted stock and options to purchase 11,986 shares of common stock, which are exercisable within the next 60 days, none of which have been registered on this prospectus supplement. Betty Ketchum may be deemed the beneficial owner of shares held by Betts, LLC. Brian Ketchum may be deemed the beneficial owner of shares held by BGJC, LLC. Kevin Ketchum may be deemed the beneficial owner of shares held by KBK, LLC. Kent Ketchum may be deemed the beneficial owner of shares held by KSKN, LLC. Craig Ketchum is the son of Betty Ketchum and the brother of Brian, Kent and Kevin Ketchum.

(4)	H.B. Wehrle, III has been a director of the Company since January 2007. Mr. Wehrle is also the co-chairman of PVF Holdings LLC. Mr. Wehrle also owns 935 shares of restricted stock and options to purchase 11,986 shares of common stock, which are exercisable within the next 60 days, none of which have been registered on this prospectus supplement. H.B. Wehrle, III is the son of H.B. Wehrle, Jr. Mr. Wehrle, Jr. owns an additional 500 shares of common stock, none of which has been registered on this prospectus supplement.

(5)

H.B. Wehrle, III, Stephen D. Wehrle, Helen Lynne Wehrle-Zande and Elizabeth M. Wehrle are siblings. Anthony L. Zande and Matthew B. Miller are brothers in law of H.B. Wehrle, III. See also footnote 28, with respect to shares beneficially owned by the H.B. Wehrle Foundation, and footnote 25, with respect to shares beneficially owned by the Helen Lynne Wehrle-Zande Grantor Retained Annuity Trust FBO Stephen A. Zande and the Helen Lynne Wehrle-Zande Grantor Retained Annuity Trust FBO Anthony Louis Zande II.

(6)	E. Gaines Wehrle, Michael Herscher Wehrle, M. Chilton Wehrle Mueller and Katherine Schilling Wehrle are siblings. See also footnote 29, with respect to shares beneficially owned by the Martha Gaines and Russell Wehrle Memorial Foundation, and footnote 9, with respect to shares beneficially owned by The Mueller 2008 Family Trust.

(7)	The Trustee of The Gaines Wehrle 2008 Family Trust is Annie Belanger.

(8)	Mr. Wagstaff has been the Company’s executive vice president—international operations since January 1, 2011. Previously, he was the executive vice president—international operations and CEO of MRC Transmark since October 2009. Mr. Wagstaff also owns 3,069 shares of restricted stock and options to purchase 17,331 shares of common stock, which are exercisable within the next 60 days, none of which has been registered on this prospectus supplement.

(9)	The Trustees of The Mueller 2006 Family Trust are Michael Cody Mueller and Michael Herscher Wehrle.

(10)	The Trustee of the Wehrle-Miller 2008 GRAT, dated May 6, 2008 is Matthew Miller.

(11)	Peter L. Kend and Henry Cornell are the Trustees of The Katherine Schilling Wehrle 2010 Family Trust.

(12)	Mr. Huffman also owns an additional 20,000 shares of common stock, which are not registered on this prospectus supplement.

(13)	Former employee of the Company.

(14)	David G. Huffman, Jr. and Karen D. Huffman are the Trustees of The Huffman Family Trust dated June 21, 1995.

(15)	E. Gaines Wehrle is a director of PVF Holdings LLC.

(16)	The Trustee of the Frank E. Briber Jr. 2012 Grantor Retained Annuity Trust is The Bank of America.

(17)	Each of the following current employees of the Company also owns the following number of options to purchase shares of the Company’s common stock, which are exercisable in the next 60 days: Randy Adams (1,105); Greg Tamura (1,588); David Addie (6,355); David Andrew Huffman (110); Mark Mombourquette (1,588); Bruce Mortenson (1,588); Glenn Tod Moss (8,941); and Glen Plumer (1,588). In addition, the following current employees of the Company own the following number of restricted shares of the Company’s common stock: Randy Adams (760) and Glenn Tod Moss (822). None of these shares are registered on this prospectus supplement. Steven G. Park, Darcy Kirschenman and Jim Hiebert are also current employees of the Company.

(18)	The Trustee of the Brittain McJunkin GRAT No. 3 dated April 4, 2012 is Brittain McJunkin.

(19)	The Trustee of the Judith H. McJunkin GRAT No. 3 dated April 4, 2012 is Judith H. McJunkin.

(20)	The Trustees of the David Fox, III Irrevocable Trust for Children are Michael D. Fox and Sally E. Dominguez. The Trustees of the Stephen G. Fox Irrevocable Trust for Children are Charlotte F. Renner, Julie M. Fox and Stephanie R. Fox.

(21)	The Trustees of the Anne McJunkin Briber Family Trust are Frank E. Briber, Jr., Frank E. Briber, III and Anne Schilling Briber.

(22)	Stephen Goodman Fox is also the Trustee of the Stephen Goodman Fox Revocable Living Trust, which owns 1,289 shares of common stock.

(23)

Rory Isaac has been the Company’s executive vice president of corporate strategy, mergers and acquisitions since September 2012. Previously, he was the Company’s executive vice president of global business development since December 2008. Mr. Isaac also owns 2,500 shares of common stock, 3,386 shares of restricted stock and options to purchase 10,046 shares of common stock, which are exercisable within the next 60 days, none of which is registered in this prospectus supplement.

(24)	The Trustee of the Huffman Irrevocable Trust dated March 12, 2008 is Laura Krum.

(25)	Stephen D. Wehrle is the Trustee of the Helen Lynne Wehrle—Zande Grantor Retained Annuity Trust FBO Stephen A. Zande and the Helen Lynne Wehrle—Zande Grantor Retained Annuity Trust FBO Anthony Louis Zande II.

(26)	Harry K. Hornish, Jr. was a director of our Company from October 2007 through January 2011.

(27)	Gary Ittner has been the Company’s executive vice president of corporate strategy, mergers and acquisitions since September 2012. Previously, from September 2010 to May 2012, he was the Company’s executive vice president of global supply chain management and chief administrative officer and, from October 2008 to September 2010, he was the Company’s executive vice president—supply chain management. Mr. Ittner also owns 3,386 shares of restricted stock and options to purchase 10,046 shares of common stock, which are exercisable within the next 60 days, none of which is registered in this prospectus supplement.

(28)	The trustees of the H.B. Wehrle Foundation are Henry Wehrle, Jr., H.B. Wehrle, III, Elizabeth M. Wehrle, Helen Lynne Wehrle-Zande, Stephen D. Wehrle, F.T. Graff, Jr. and Newton Thomas.

(29)	The trustees of the Martha Gaines and Russell Wehrle Memorial Foundation are Thomas A. Heywood, Michael Herscher Wehrle, E. Gaines Wehrle, Katherine Schilling Wehrle and M. Chilton Wehrle Mueller.

(30)	Jim Underhill has been the Company’s executive vice president and chief operating officer of U.S. operations since November 2012. Previously, he was the Company’s executive vice president and chief operating officer—North America beginning in November 2011 and the Company’s executive vice president and chief financial officer from November 2007 through October 2011. Mr. Underhill also owns 5,000 shares of common stock, 5,324 shares of restricted stock and options to purchase 10,046 shares of common stock, which are exercisable within the next 60 days, none of which is registered in this prospectus supplement.

(31)	The Trustee of the Lyndsay Wehrle Irrevocable Trust dated May 18, 2011 is John F. Allevato.

(32)	Peter C. Boylan III, who has been a director of the Company since August 2010, is a co-manager of Boylan Capital Management LLC, a Texas limited liability company that is the general partner of Boylan Capital Partners Limited Partnership, a Texas limited partnership that owns 100% of MRM Investments LLC. Mr. Boylan also owns 935 shares of restricted stock and options to purchase 31,051 shares of common stock, which are exercisable within the next 60 days, none of which has been registered on this prospectus supplement.

(33)	The Trustee of the Alison F. Tomlinson Trust is Alison F. Tomlinson.

(34)	Mr. Hutchinson has been the Company’s executive vice president of Canada since November 2012. Previously, he was the Company’s executive vice president of North America operations beginning in November 2009. Mr. Hutchinson also owns 3,171 shares of restricted stock and options to purchase 24,063 shares of common stock, which are exercisable within the next 60 days, none of which is registered in this prospectus supplement.

(35)	The Trustee of the Frank E. Briber, Jr. GRAT of June 18, 2009 is The Bank of America.

(36)	Rhys J. Best, who has been a director of the Company since December 2007, may be deemed to beneficially own the shares held by Seren Holdings Ltd. Mr. Best also owns 935 shares of restricted stock and options to purchase 32,399 shares of common stock, which are exercisable within the next 60 days, none of which has been registered on this prospectus supplement.

(37)	Mr. Bond is the Company’s Senior Vice President and Chief Accounting Officer. He also owns 710 shares of restricted stock and options to purchase 9,490 shares of common stock, which are exercisable within the next 60 days, none of which is registered in this prospectus supplement.

Transactions with Related Parties and Their Affiliates

Transactions with the Goldman Sachs Funds and Their Affiliates

The following describes transactions between us and the Goldman Sachs Funds (and their affiliates) that have occurred since January 1, 2010.

Governance Agreement

We entered into a governance agreement with PVF Holdings LLC (“PVF Holdings”) in April 2012, which gave PVF Holdings certain rights relating to the nomination of candidates to our board of directors. The majority owners of PVF Holdings were the Goldman Sachs Funds. In May 2013, PVF Holdings was liquidated and PVF Holdings assigned its rights and obligations under the governance agreement to the Goldman Sachs Funds.

The governance agreement allows the Goldman Sachs Funds (and, previously, PVF Holdings), for so long as they beneficially own at least 15% of the shares of our common stock outstanding, to designate a number of director nominees in the slate of director nominees that we propose to stockholders in connection with an election of directors. The number of nominees that the Goldman Sachs Funds (and, previously, PVF Holdings) have the right to designate is equal to the product of (i) the percentage of the total outstanding shares of our common stock beneficially owned by the Goldman Sachs Funds (and, previously, PVF Holdings) multiplied by (ii) the total number of directors comprising our board of directors. In the event that this calculation results in the Goldman Sachs Funds having the right to designate a non-whole number of nominees, the number of nominees that they have a right to designate will be rounded up to the nearest whole number.

Registration Rights Agreement

We are a party to an amended and restated registration rights agreement with the Goldman Sachs Funds and certain of the former members of PVF Holdings. Pursuant to the terms of such amended and restated registration rights agreement, the Goldman Sachs Funds may request that we use our reasonable best efforts to register the sale of shares that they own on up to two occasions, and Transmark Holdings may request that we use our reasonable best efforts to register the sale of shares it owns on one occasion.

In addition, prior to our initial public offering, we entered into a registration rights agreement with PVF Holdings pursuant to which we were required to register the sale of our shares that PVF Holdings held. Under the registration rights agreement, PVF Holdings had the right to request that we use our reasonable best efforts to register the sale of shares that PVF Holdings held on its behalf on up to six occasions, including requiring us to file shelf registration statements permitting sales of shares into the market from time to time over an extended period. The filing of the registration statement, of which this prospectus supplement and accompanying prospectus forms a part, was made pursuant to a demand registration request made pursuant to this registration rights agreement.

Debt and Equity Transactions Involving Affiliates of the Goldman Sachs Funds

In 2012, we paid Goldman Sachs Credit Partners L.P., an affiliate of the Goldman Sachs Funds, $100,000 in fees and commissions as a co-lead arranger and joint bookrunner under our asset-based lending (“ABL”) revolving credit facility and $3.3 million in fees and commissions as the co-lead arranger and joint bookrunner under our term loan facilities in addition to serving as the syndication agent under those facilities. Additionally, during 2012, we paid Goldman Sachs Credit Partners $0.5 million in fees related to the open market purchase of a portion of our 9.5% senior secured notes due 2016. In addition, Goldman Sachs Lending Partners L.L.C., also an affiliate of the Goldman Sachs Funds, is a participant in our Global ABL Facility with a $50 million commitment. Goldman, Sachs & Co., an affiliate of the Goldman Sachs Funds, was paid $12.6 million (from the Company and PVF Holdings) in fees and commissions as a co-lead bookrunner on our March 2013 secondary offering, $8.6 million (from the Company and PVF Holdings) in fees and commissions as a co-lead bookrunner on our November 2012 secondary offering, $12.4 million (from the Company and PVF Holdings) in fees and commissions as the co-lead bookrunner on our April 2012 initial public offering and $9.5 million in fees and commissions as a joint book-running manager for the December 2009 and February 2010 offerings of McJunkin Red Man Corporation’s 9.50% senior secured notes due 2016.

Market Maker for Senior Secured Notes

During 2012, the Company had outstanding 9.50% senior secured notes, which it repurchased or redeemed in full in November 2012. Pursuant to certain registration rights agreements relating to predecessor notes to these notes, we filed and were obligated to keep effective a market-making registration statement to enable Goldman Sachs to engage in market-making for the registered senior secured notes. Upon redemption of the outstanding senior secured notes in full, the Company withdrew this registration statement.

Transactions with USI Southwest

In January 2010, we engaged Anco Insurance Services of Houston, Inc. (doing business as USI Southwest), an affiliate of the Goldman Sachs Funds, to provide insurance brokerage services to us. During the year ended December 31, 2012, the year ended December 31, 2011 and the year ended December 31, 2010, we paid USI Southwest $0.2 million, $0.3 million and $0.3 million, respectively, for these services. As of December 31, 2012, USI was no longer affiliated with the Goldman Sachs Funds.

Product Sales to Affiliates of the Goldman Sachs Funds

From time to time, we sell products to affiliates of the Goldman Sachs Funds either through supply agreements or open purchase orders. The following table lists these affiliates and the amount of the sales during 2012, 2011 and 2010. Each sale was made on an arm’s-length basis at market pricing with the applicable affiliate.

Affiliate	2012 Sales	2011 Sales	2010 Sales
Kinder Morgan Energy Partners, LP	$22.3 million	$9.9 million	$13.7 million
Cobalt International Energy LP	$19,579	—	$6.1 million
Luminant Generation Company LLC, Luminant Mining Company LLC and Oncor Electric Delivery Company LLC (together with Luminant Generation Company LLC and Luminant Mining Company LLC, “Energy Future Holdings”)	$0.2 million	$61,449	$4.1 million
CCS Corporation	$0.6 million	$1.2 million	$0.4 million
EF Energy Holdings, L.L.C.	$17,153	$1.0 million	—

Transactions with Sungard AvantGard LLC

We receive services for treasury and receivables collection software systems from Sungard AvantGard LLC, an affiliate of the Goldman Sachs Funds. We paid Sungard approximately $0.9 million in 2012 (including approximately $0.1 million for disaster recovery).

Transactions with Prideco

We lease certain equipment and buildings from Prideco, LLC, an entity that Craig Ketchum and certain of his immediate family members own. Craig Ketchum owns a 25% interest in Prideco, LLC. We paid Prideco, LLC an aggregate rental amount of approximately $1.5 million in the year ended December 31, 2010, $0.6 million in the year ended December 31, 2011 and $0.1 million in the year ended December 31, 2012.

Under four separate real property leases, we lease office and warehouse space for the wholesale distribution of PVF from Prideco, LLC. The total rental amount under these leases was approximately $0.1 million in the year ended December 31, 2010, $0.1 million in the year ended December 31, 2011 and $0.1 million in the year ended December 31, 2012.

Additionally, under one master lease, Prideco, LLC leases approximately 35 trucks, cars and sports utility vehicles to us. All of these vehicles are used in our operations. Under the master lease, most vehicles are leased for a term of 36 months. The total rental amount under this lease was approximately $1.4 million in the year ended December 31, 2010, $0.5 million in the year ended December 31, 2011 and $0.1 million in the year ended December 31, 2012.

We believe the rental amounts under our leases with Prideco, LLC are generally comparable to market rates negotiable among unrelated third parties.

Transactions with Hansford Associates Limited Partnership

McJunkin Red Man Corporation leases certain land and buildings from Hansford Associates Limited Partnership, a limited partnership in which H. B. Wehrle, III, E. Gaines Wehrle, Stephen D. Wehrle and certain of their immediate family members are limited partners. Together, these three persons and their immediate family members have a 50% ownership interest in the limited partnership. McJunkin Red Man Corporation paid Hansford Associates Limited Partnership an aggregate rental amount of approximately $2.5 million in the year ended December 31, 2010, $2.3 million in the year ended December 31, 2011 and $1.969 million in the year ended December 31, 2012.

We believe that the rental amounts under McJunkin Red Man Corporation’s leases with Hansford Associates Limited Partnership are generally comparable to market rates negotiable among unrelated third parties.

Acquisition and Disposition of Shares of Common Stock by PVF Holdings

Set forth below is a summary of all issuances of common stock by the Company to PVF Holdings LLC.

In January 2007, in connection with the Company’s acquisition of the entity now known as McJunkin Red Man Corporation (and its affiliate McJunkin Appalachian Oilfield Supply Company), the Company issued 25,552,899 shares of common stock to PVF Holdings LLC in exchange for $202,712,226.29 in cash, 2,763.0177 shares of common stock of McJunkin Corporation and 1,441.33 shares of common stock of McJunkin Appalachian Oilfield Supply Company.

In March 2007, in connection with investments in PVF Holdings LLC made by a newly appointed director and a new employee of the Company, the Company issued 95,381 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $500,857.14 and $1,000,000 in the form of a 10-year promissory note.

In October 2007, in connection with our business combination with Red Man Pipe & Supply Co., the Company issued 49,292,808 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $671,028,298 and 23,584 shares of Red Man Pipe & Supply Co.

In November 2007, in connection with an investment in PVF Holdings LLC made by a newly appointed director of the Company, the Company issued 31,776 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $500,000.

In January 2008, in connection with an investment in PVF Holdings LLC made by two new executive officers of the Company, the Company issued 108 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $1,714.28.

In January 2008, in connection with investments in PVF Holdings LLC made by select employees of the Company’s Canadian subsidiary, the Company issued 2,347,374 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $4,806,769.37 and a deferred capital contribution of $32,129,724.47.

In February 2008, in connection with an investment in PVF Holdings LLC made by a new executive officer of the Company, the Company issued 12,710 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $200,000.

In March 2008, in connection with an investment in PVF Holdings LLC made in December 2007 by a newly appointed director of the Company, the Company issued 63,552 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $1,000,000.

In April and May of 2008, in accordance with the stock purchase agreement executed in connection with our business combination with Red Man Pipe & Supply Co., it was determined that the shareholders of Red Man Pipe & Supply Co. were owed an aggregate of $7,023,446.11 as part of the purchase price adjustment. As a result, PVF Holdings LLC issued 1,785.4057 common units, equal to the aggregate dollar amount of $7,023,446.11, to the shareholders of Red Man Pipe & Supply Co. In connection with these issuances, the Company issued an aggregate of 446,460 shares of common stock to PVF Holdings LLC.

In July 2008, in connection with an investment in PVF Holdings LLC made by a new director of the Company, the Company issued 17,249 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $300,000.

In October 2009, in connection with the Company’s acquisition of the entity now known as MRC Transmark, the Company issued 6,366,271 shares of common stock to PVF Holdings LLC.

The Company has repurchased an aggregate of 12,564 shares of common stock from PVF Holdings LLC to reflect various employee terminations.

In April 2012, PVF Holdings LLC sold 5,681,818 shares of the Company’s common stock in our initial public offering.

In November 2012, PVF Holdings LLC sold 23,000,000 shares of the Company’s common stock in a secondary offering.

In March 2013, PVF Holdings LLC sold 26,450,000 shares of the Company’s common stock in a secondary offering.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share, the rights and preferences of which our board of directors may establish from time to time. As of May 10, 2013, there were 101,689,930 outstanding shares of common stock (excluding 231,475 shares of non-vested restricted stock) and no outstanding shares of preferred stock. As of May 10, 2013, there were 72 record holders of our common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and bylaws and by the provisions of applicable Delaware law. The amended and restated certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012. You should read the amended and restated certificate of incorporation and bylaws for the provisions that are important to you.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters that our stockholders vote upon, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that our board of directors may declare. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control without further action by the stockholders.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent Delaware law permits. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent Delaware law permits. We have entered into indemnification agreements with our current directors and officers. We also maintain directors and officers insurance.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that Goldman, Sachs & Co. and its affiliates have no obligation to offer us any opportunity to participate in business opportunities presented to any of them, even if the opportunity is one that we might reasonably have pursued, and that neither Goldman, Sachs & Co. nor its affiliates will be liable to us or our stockholders for breach of any duty by reason of any of these activities unless, in the case of any person who is a director or officer of our Company, the business opportunity is expressly offered to the director or officer in writing solely in his or her capacity as an officer or director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Business Combinations with Interested Stockholders

We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any antitakeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 beginning on the date that Goldman, Sachs & Co. and its affiliates first cease to beneficially own at least 15% of our common stock. However, our amended and restated certificate of incorporation exempts Goldman, Sachs & Co. and its affiliates, and any persons to whom they sell shares of their common stock (other than persons buying shares in a registered public offering of common stock), from the effect of those provisions.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and bylaws provide that any director or our entire board of directors may be removed with or without cause by the affirmative vote of at least 75.0% of all shares then entitled to vote at an election of directors. Our amended and restated certificate of incorporation and bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of our board of directors then in office, even if less than a quorum, or by a sole remaining director.

Voting

Stockholders holding a majority of our common stock, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided under our amended and restated certificate of incorporation or under our amended and restated bylaws.

At any stockholder meeting for which notice of the meeting was delivered to stockholders prior to the date that Goldman, Sachs & Co. and its affiliates cease to beneficially own at least 15% of the outstanding shares of our common stock, directors will be elected by the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy. At any stockholder meeting for which notice of the meeting was delivered to stockholders on or after the date that Goldman, Sachs & Co. and its affiliates cease to beneficially own at least 15% of the outstanding shares of our common stock, a nominee for director will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election (unless the election is contested, in which case the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election). The affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case the specific provision will control.

Action by Written Consent

Our amended and restated certificate of incorporation and bylaws provide that stockholder action cannot be taken by written consent.

Ability to Call Special Meetings

Our amended and restated certificate of incorporation and bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors. Stockholders will not be permitted to call a special meeting or to require our board of directors to call a special meeting.

Amending Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that our certificate of incorporation may generally be amended by the affirmative vote of a majority of our board of directors and by the affirmative vote of the majority of all shares of our stock then entitled to vote at any annual or special meeting of stockholders. However, our amended and restated certificate of incorporation also provides that the affirmative vote of at least 75.0% of the outstanding shares of our common stock is required to amend the provisions in our amended and restated certificate of incorporation relating to corporate opportunities, business combinations with significant shareholders, amendments to the amended and restated certificate of incorporation and bylaws and limitation on liability and indemnification of officers and directors.

In addition, our amended and restated certificate of incorporation and bylaws provide that our bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of our board of directors, or, when a quorum is present at any stockholder meeting, by the affirmative vote of at least 75.0% of the voting power of our stock entitled to vote thereon.

Advance Notice Provisions for Stockholders

To nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than 120 calendar days and not later than 90 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our amended and restated bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 30 days after the anniversary date, notice by a stockholder to be timely must be so delivered not earlier than 120 calendar days before the date of the annual meeting and not later than 90 calendar days before the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the date on which public announcement of the date of the meeting is first made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder’s notice as described above.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MRC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

General

PVF Holdings is using this prospectus supplement to effect a registered distribution of shares of our common stock to the members of PVF Holdings. In addition, the distributees of the shares of common stock pursuant to the distribution may use this prospectus supplement to effect resales of the shares of common stock received by them. We are registering the resale of shares of our common stock to provide the selling stockholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus supplement or at all.

The selling stockholders may sell shares of our common stock covered by this prospectus supplement from time to time using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus supplement may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by any selling stockholders may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholders may offer common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the common stock will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our common stock, underwriters may receive compensation from us or any selling stockholders for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation may not and will not exceed 8% for any offering under the registration statement.

If any selling stockholders use an underwriter or underwriters to effectuate the sale of common stock, such selling stockholders will execute an underwriting agreement with those underwriters at the time of sale of those shares of common stock. To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement used by the underwriters to sell those shares of common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase our common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the shares of our common stock offered if any of the shares of our common stock are purchased. We will not be required to participate in any such underwriting transaction unless otherwise provided in an applicable registration rights agreement.

In effecting sales, brokers or dealers engaged by any selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from any selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

Any selling stockholders may also sell our common stock from time to time through agents. The applicable prospectus supplement will name any agent involved in the offer or sale of such common stock and will list commissions payable to these agents, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless otherwise stated in any required prospectus supplement.

Any selling stockholders may sell shares of our common stock directly to purchasers. In this case, any such selling stockholders may not engage underwriters or agents in the offer and sale of such shares.

Selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of any such selling stockholders’ shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus supplement available to any selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from any selling stockholder.

We are not aware of any plans, arrangements or understandings between any stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by any stockholder. We cannot assure you that any selling stockholder will sell any or all of the shares of our common stock offered by it pursuant to this prospectus supplement. In addition, we cannot assure you that any selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus supplement. Moreover, shares of common stock covered by this prospectus supplement that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus supplement.

From time to time, any selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders hereunder. The number of a selling stockholder’s shares offered under this prospectus supplement (and the accompanying prospeectus) will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus supplement (and the accompanying prospectus) may be delivered in connection with the short sales and the shares offered under this prospectus supplement (and the accompanying prospectus) may be used to cover short sales.

Any selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. Any selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus supplement (and the accompanying prospectus) is a part by delivering a prospectus supplement (and accompanying prospectus) with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder that is an individual may make gifts of shares of common stock covered hereby. Such donees may use the prospectus supplement (and accompanying prospectus) to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Indemnification

Selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us or any such selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement has been passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements of MRC Global Inc. as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in MRC Global Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 22, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 3, 2013;

•	our Current Reports on Form 8-K, filed on January 3, 2013, January 4, 2013, March 5, 2013, March 7, 2013, March 12, 2013 (Item 1.01/9.01), March 20, 2013, May 3, 2013 and May 10, 2013;

•	portions of our proxy statement, filed on April 1, 2013, which are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on March 28, 2012.

You may request a copy of any or all of the information incorporated by reference into this prospectus supplement (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

MRC Global Inc.

2 Houston Center, 909 Fannin, Suite 3100

Houston, Texas 77010

Attention: Corporate Secretary

Telephone: (877) 294-7574

You should rely only on the information contained or incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus supplement is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: MRC), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.mrcglobal.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

MRC Global Inc.

Common Stock

We may offer and sell, from time to time, in one or more offerings shares of our common stock, par value $0.01 per share. In addition, selling stockholders to be identified in supplements to this prospectus may offer and sell shares of our common stock from time to time.

The common stock may be offered or sold by us or any selling stockholder at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution” and in supplements to this prospectus in connection with a particular offering of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “MRC.” As of February 27, 2013, the closing price of our common stock was $30.97.

This prospectus describes the general manner in which common stock may be offered and sold by either us or any selling stockholder. We will provide supplements to this prospectus describing the specific manner in which we or any selling stockholder may offer and sell the common stock to the extent required by law. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

We or any selling stockholder may sell common stock to or through underwriters, dealers or agents in one or more transactions. The names of any underwriters, dealers or agents involved in the sale of any common stock and the specific manner in which it may be offered will be set forth in the prospectus supplement covering that sale to the extent required by law. Selling stockholders may also use this prospectus to distribute shares of common stock to its shareholders, members or partners pursuant to an in-kind distribution.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 22, 2013 (which document is incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common stock. See “Incorporation By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2013.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, we or certain selling stockholders to be identified in supplements to this prospectus may, from time to time, sell shares of our common stock in one or more offerings.

In this prospectus, all references to the “Company,” “MRC,” “we,” “us” and “our” refer to MRC Global Inc., a Delaware corporation, and its consolidated subsidiaries.

When either we or any selling stockholders sell common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

MRC GLOBAL INC.

We are the largest global industrial distributor of pipe, valves and fittings (“PVF”) and related products and services to the energy industry based on sales and hold a leading position in our industry across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors. We offer more than 175,000 stock keeping units (“SKUs”), including an extensive array of PVF, oilfield supply, automation, instrumentation and other general and specialty industry supply products from our over 18,000 suppliers. We operate in three segments consisting of our U.S., Canadian, and International operations. Through our U.S., Canadian and International segments, we serve our more than 18,000 customers through over 400 service locations throughout North America, Europe, Asia and Australasia. We are diversified by geography, the industry sectors we serve and the products we sell.

Our PVF and oilfield supplies are used in mission critical process applications that require us to provide a high degree of product knowledge, technical expertise and comprehensive value added services to our customers. We seek to provide best-in-class service and a one-stop shop for our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We provide services such as product testing, manufacturer assessments, multiple daily deliveries, volume purchasing, inventory and zone store management and warehousing, technical support, just-in-time delivery, truck stocking, order consolidation, product tagging and system interfaces customized to customer and supplier specifications for tracking and replenishing inventory, which we believe result in deeply integrated customer relationships. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our largest 25 customers.

MRC Global Inc. was incorporated in Delaware on November 20, 2006. Our principal executive office is located at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010. Our telephone number is (877) 294-7574. Our website address is http://www.mrcglobal.com. Information contained on our website or on other external websites mentioned throughout this prospectus is expressly not incorporated by reference into this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 22, 2013 (which document is incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding to invest in our common stock. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated by reference herein or therein contain forward-looking statements, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, and estimates and projections of future activity and trends in the oil and natural gas industry. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations, which involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors” in this prospectus and other factors in any prospectus supplement and the documents incorporated by reference herein or therein, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	decreases in oil and natural gas prices;

•	decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors;

•	increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels;

•	U.S. and international general economic conditions;

•	our ability to compete successfully with other companies in our industry;

•	the risk that manufacturers of the products we distribute will sell a substantial amount of goods directly to end users in the industry sectors we serve;

•	unexpected supply shortages;

•	cost increases by our suppliers;

•	our lack of long-term contracts with most of our suppliers;

•	increases in customer, manufacturer and distributor inventory levels;

•	suppliers’ price reductions of products that we sell, which could cause the value of our inventory to decline;

•	decreases in steel prices, which could significantly lower our profit;

•	increases in steel prices, which we may be unable to pass along to our customers which could significantly lower our profit;

•	our lack of long-term contracts with many of our customers and our lack of contracts with customers that require minimum purchase volumes;

•	changes in our customer and product mix;

•	risks related to our customers’ creditworthiness;

•	the potential adverse effects associated with integrating acquisitions into our business and whether these acquisitions will yield their intended benefits;

•	the success of our acquisition strategies;

•	our significant indebtedness;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	changes in our credit profile;

•	a decline in demand for certain of the products we distribute if import restrictions on these products are lifted;

•	environmental, health and safety laws and regulations and the interpretation or implementation thereof;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	product liability claims against us;

•	pending or future asbestos-related claims against us;

•	the potential loss of key personnel;

•	interruption in the proper functioning of our information systems;

•	loss of third-party transportation providers;

•	potential inability to obtain necessary capital;

•	risks related to adverse weather events or natural disasters;

•	impairment of our goodwill or other intangible assets;

•	changes in tax laws or adverse positions taken by taxing authorities in the countries in which we operate;

•	adverse changes in political or economic conditions in the countries in which we operate;

•	exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;

•	risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;

•	the operation of our Company as a “controlled company”;

•	the impact on us of the SEC’s move towards convergence with IFRS; and

•	the occurrence of cybersecurity incidents.

Undue reliance should not be placed on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar words are intended to identify estimate and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any estimate or forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

USE OF PROCEEDS

We will specify the use of net proceeds from the sale of our common stock that we may offer from time to time pursuant to this prospectus in the applicable prospectus supplement relating to a particular offering.

We will not receive any proceeds from the sale of shares of our common stock by selling stockholders to be identified in supplements to this prospectus, or their respective pledgees, donees, transferees or other successors in interest. Such selling stockholders will receive all of the net proceeds from the sale of their shares of our common stock.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share, the rights and preferences of which our board of directors may establish from time to time. As of February 27, 2013, there were 101,620,109 outstanding shares of common stock (excluding 134,211 shares of non-vested restricted stock) and no outstanding shares of preferred stock. As of February 27, 2013, there were 77 record holders of our common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and bylaws and by the provisions of applicable Delaware law. The amended and restated certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012. You should read the amended and restated certificate of incorporation and bylaws for the provisions that are important to you.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters that our stockholders vote upon, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that our board of directors may declare. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock we may issue in the future.

Our common stock is represented by certificates, unless our board of directors adopts a resolution providing that some or all of our common stock shall be uncertificated. Any resolution will not apply to any shares of common stock that are already certificated until the shares are surrendered to us.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control without further action by the stockholders.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent Delaware law permits. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent Delaware law permits. We have entered into indemnification agreements with our current directors and officers. We also maintain directors and officers insurance.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that Goldman, Sachs & Co. and its affiliates have no obligation to offer us any opportunity to participate in business opportunities presented to any of them, even if the opportunity is one that we might reasonably have pursued, and that neither Goldman, Sachs & Co. nor its affiliates will be liable to us or our stockholders for breach of any duty by reason of any of these activities unless, in the case of any person who is a director or officer of our Company, the business opportunity is expressly offered to the director or officer in writing solely in his or her capacity as an officer or director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Business Combinations with Interested Stockholders

We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any antitakeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 beginning on the date that Goldman, Sachs & Co. and its affiliates first cease to beneficially own at least 15% of our common stock. However, our amended and restated certificate of incorporation exempts Goldman, Sachs & Co. and its affiliates, and any persons to whom they sell shares of their common stock (other than persons buying shares in a registered public offering of common stock), from the effect of those provisions.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and bylaws provide that any director or our entire board of directors may be removed with or without cause by the affirmative vote of at least 75.0% of all shares then entitled to vote at an election of directors. Our amended and restated certificate of incorporation and bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of our board of directors then in office, even if less than a quorum, or by a sole remaining director.

Voting

Stockholders holding a majority of our common stock, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided under our amended and restated certificate of incorporation or under our amended and restated bylaws.

At any stockholder meeting for which notice of the meeting was delivered to stockholders prior to the date that Goldman, Sachs & Co. and its affiliates cease to beneficially own at least 15% of the outstanding shares of our common stock, directors will be elected by the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy. At any stockholder meeting for which notice of the meeting was delivered to stockholders on or after the date that Goldman, Sachs & Co. and its affiliates cease to beneficially own at least 15% of the outstanding shares of our common stock, a nominee for director will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election (unless the election is contested, in which case the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election). The affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case the specific provision will control.

Action by Written Consent

Our amended and restated certificate of incorporation and bylaws provide that stockholder action cannot be taken by written consent.

Ability to Call Special Meetings

Our amended and restated certificate of incorporation and bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors. Stockholders will not be permitted to call a special meeting or to require our board of directors to call a special meeting.

Amending Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that our certificate of incorporation may generally be amended by the affirmative vote of a majority of our board of directors and by the affirmative vote of the majority of all shares of our stock then entitled to vote at any annual or special meeting of stockholders. However, our amended and restated certificate of incorporation also provides that the affirmative vote of at least 75.0% of the outstanding shares of our common stock is required to amend the provisions in our amended and restated certificate of incorporation relating to corporate opportunities, business combinations with significant shareholders, amendments to the amended and restated certificate of incorporation and bylaws and limitation on liability and indemnification of officers and directors.

In addition, our amended and restated certificate of incorporation and bylaws provide that our bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of our board of directors, or, when a quorum is present at any stockholder meeting, by the affirmative vote of at least 75.0% of the voting power of our stock entitled to vote thereon.

Advance Notice Provisions for Stockholders

To nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than 120 calendar days and not later than 90 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our amended and restated bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 30 days after the anniversary date, notice by a stockholder to be timely must be so delivered not earlier than 120 calendar days before the date of the annual meeting and not later than 90 calendar days before the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the date on which public announcement of the date of the meeting is first made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder’s notice as described above.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MRC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

General

We or any selling stockholders may sell shares of our common stock covered by this prospectus from time to time using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by us or any selling stockholders may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We or any selling stockholders may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the common stock will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our common stock, underwriters may receive compensation from us or any selling stockholders for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation will not exceed 8% for any offering under this registration statement.

If we or any selling stockholders use an underwriter or underwriters to effectuate the sale of common stock, we or any such selling stockholders will execute an underwriting agreement with those underwriters at the time of sale of those shares of common stock. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those shares of common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase our common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the shares of our common stock offered if any of the shares of our common stock are purchased.

In effecting sales, brokers or dealers engaged by us or any selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from us or any selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

We or any selling stockholders may also sell our common stock from time to time through agents. The applicable prospectus supplement will name any agent involved in the offer or sale of such common stock and will list commissions payable to these agents if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless otherwise stated in any required prospectus supplement.

We or any selling stockholders may sell shares of our common stock directly to purchasers. In this case, we or any such selling stockholders may not engage underwriters or agents in the offer and sale of such shares.

Selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of any such selling stockholders’ shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to any selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from any selling stockholder.

We are not aware of any plans, arrangements or understandings between any stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by any stockholder. We cannot assure you that any selling stockholder will sell any or all of the shares of our common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that any selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, any selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

Any selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. Any selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder that is an individual may make gifts of shares of common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Indemnification

We or any selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us or any such selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the common stock offered by this prospectus will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements of MRC Global Inc. as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in MRC Global Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 22, 2013;

•	our Current Reports on Form 8-K, filed on January 3, 2013 and January 4, 2013;

•	part III of our Annual Report on Form 10-K/A for the year ended December 31, 2011, filed on October 9, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on March 28, 2012.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

MRC Global Inc.

2 Houston Center, 909 Fannin, Suite 3100

Houston, Texas 77010

Attention: Corporate Secretary

Telephone: (877) 294-7574

You should rely only on the information contained or incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: MRC), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.mrcglobal.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.